Exhibit 99.1

GeoVax Reports 2012 Second Quarter Financial Results

•	Three HIV/AIDS Vaccine Human Clinical Trials Advancing
•	Phase 2a Trial Data to be Presented at AIDS Vaccine 2012 Conference on September 11
•	Additional Clinical Trials Planned with Government Support
•	Comments on FDA Approval of Gilead Science’s Truvada®
•	Comments on Continued NIH Funding of Basic Research in HIV

ATLANTA, Ga., August 13, 2012 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and fight HIV/AIDS, announced its financial results for the six months ended June 30, 2012 and provided a business update.

David Dodd, GeoVax’s Chairman of the Board, remarked, “During the first half of 2012, GeoVax strengthened its financial position and made significant advances with our HIV/AIDS vaccine program.  With the May initiation of a new Phase 1 trial of our second-generation HIV vaccine, GeoVax now has three ongoing clinical trial programs, two of which are fully funded by the NIH and are being conducted by the HIV Vaccine Trials Network (HVTN).  We are particularly excited about the most recently initiated trial, as it utilizes granulocyte-macrophage colony-stimulating factor (GM-CSF) as an adjuvant to boost the immune response.  In preclinical studies, this version of our vaccine demonstrated an unprecedented 90% reduction in per-exposure risk of transmission for the E660 strain of SIV (simian HIV) and 72% reduction in per exposure risk of transmission for SIV251, the most virulent strain of SIV used in non-human primate models.”

GeoVax’s President and CEO Robert McNally, PhD, further commented, “As we previously reported, the Phase 2a clinical trial of our HIV preventive vaccine recently completed patient enrollment and inoculations, and the HVTN is compiling the data for publication.  We look forward to an oral presentation of data from this trial at the AIDS Vaccine 2012 conference on Tuesday, September 11, 2012 in Boston.  The Protocol Chair, Dr. Paul Goepfert, Associate Professor of Medicine at the University of Alabama, Birmingham, will be presenting the data.  Formal publication of the study results will follow at a later date.  Planning is now underway with the HVTN for a Phase 2b efficacy trial commencing after the current Phase 1 trial testing the safety of the GM-CSF adjuvanted vaccine is completed.”

Dr. McNally continued, “Enrollment for a GeoVax-sponsored Phase 1/2 ‘treatment interruption’ clinical trial for our therapeutic vaccine is currently underway. This trial is expected to be fully enrolled during 2012 and will continue generating data during 2013.  We are also planning a Phase 1 trial to investigate the use of our vaccine in combination with standard-of-care drug therapy in HIV-positive young adults; we expect this trial to commence in early 2013 with sponsorship by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT) and with financial support from the NIH.”

Comments on Continued NIH Funding of Basic Research in HIV

Both Mr. Dodd and Dr. McNally commended the NIH, and in particular the National Institute of Allergy and Infectious Diseases (NIAID), for their commitment to finding a vaccine solution to HIV/AIDS.  Dr. McNally stated, “The generous financial and operational support provided to GeoVax has allowed us to progress to where we are today—a company with the most advanced vaccine candidate for the version of the HIV virus affecting North America and the developed world. The recent award of $186 million over seven years for basic research and vaccine development to the Center for HIV/AIDS Vaccine Immunology (CHAVI), based at Duke University, attests to the commitment of the NIH for HIV vaccine development. Basic research funds will also go to Emory University and Scripps in an effort to further understand antibody and T cell antiviral function.  We are pleased with the federal government’s broad-based approach to finding a solution, or combination of solutions, to the HIV epidemic.”

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Comment on FDA Approval of Gilead Sciences’ Truvada®

Dr. McNally also commented on the recent news related to the FDA approval of Gilead Sciences’ antiviral medication, Truvada®, for prevention of HIV. “The FDA’s approval of Truvada allows “treatment as prevention” to reduce transmission of HIV. However, given the challenges in getting people successfully medicated (only 28% of those currently infected in the US are estimated to be on successful drug treatment), by far the best solution still lies with a preventive vaccine.  Truvada is a welcome addition to the arsenal to prevent the spread of HIV, but to truly turn the tide of the epidemic, the scientific community recognizes the need for an effective vaccine.”

Financial Review

GeoVax reported a net loss of $497,763 ($0.03 per share) for the three months ended June 30, 2012, compared to $211,344 ($0.01 per share) for the same period in 2011. For the six months ended June 30, 2012, the Company’s net loss was $1,228,276 ($0.07 per share) as compared to $817,626 ($0.05 per share) in 2011.

The Company reported revenues of $705,698 and $1,559,761 for the three-month and six-month periods of 2012, respectively, related to its Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the National Institutes of Health (NIH). As of June 30, 2012, there is approximately $2.5 million in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $712,416 and $1,784,770 for the three-month and six- month periods of 2012, respectively. R&D expenses include direct costs funded by the IPCAVD grant, as well as vaccine manufacturing costs and expenses related to the Phase 1/2 clinical trial of the Company’s therapeutic vaccine being sponsored by GeoVax. Costs associated with the Phase 2a clinical trial of GeoVax’s preventative HIV vaccine and the Phase 1 trial of the adjuvanted vaccine, being conducted by the HVTN, are funded directly by the NIH and are not reflected in GeoVax’s financial statements.  General and administrative (G&A) expenses were $492,316 and $1,005,134 for the three-month and six-month periods of 2012, respectively.

GeoVax reported cash balances of $1,817,014 at June 30, 20121. Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax’s Technology

GeoVax’s unique two-component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce noninfectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second-generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

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About HIV/AIDS

AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B and C. GeoVax vaccines are currently designed to function against clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

IRG, LLC
Erika Moran, Investor Relations
Janet Vasquez, Public Relations
(212) 825-3210

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Grant Revenue	$706	$1,753	$1,560	$2,646

Operating expenses:
Research and development	713	1,386	1,785	2,224
General and administrative	492	579	1,005	1,241
	1,205	1,965	2,790	3,465

Other income:
Interest income	1	1	2	1
	1	1	2	1

Net loss	$(498)	$(211)	$(1,228)	$(818)

Loss per common share	$(0.03)	$(0.01)	$(0.07)	$(0.05)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	June 30, 2012	Dec. 31, 2011
Assets:
Cash and cash equivalents	$1,817	$1,168
Other current assets	293	250
Total current assets	2,110	1,418

Property, net	139	176
Other assets	41	51
Total assets	$2,290	$1,645

Liabilities and stockholders’ equity
Current liabilities	$380	$941
Stockholders’ equity	1,910	704
Total liabilities and stockholders’ equity	$2,290	$1,645

Shares Outstanding	18,397	16,443

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